UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  November 3, 2005

NUVIM, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-51359	13-4083851
(Commission File Number)	(IRS Employer Identification No.)

12 Route 17 North, Suite 210
Paramus, NJ	07652
(Address of Principal Executive Offices)	(Zip Code)

(201) 556-1010

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13e-4©)

Section 3 - Securities and Trading Markets
Item 3.02.  Unregistered Sales of Equity Securities.

On November 3, 2005, NuVim, Inc. (the “Company”) issued the following unregistered securities:

1.     The Company issued 250,000 shares of its Common Stock, 250,000 five-year redeemable warrants exercisable at $1.50 and 250,000 five-year warrants exercisable at $2.00 to 3 accredited investors for payment of $250,000 news media program. The program will provide $3,000,000 worth of nationally syndicated newspaper and radio features at standard rates, at a discounted amount of $250,000 over a twelve month period. The redeemable warrants may be called by the Company at any time after its Common Stock closes at a price of $2.00 or more for five consecutive trading days. Upon 30 days’ notice, the warrants will be redeemed, if not exercised, by the payment of $0.25 per warrant. The Company has agreed to automatically include 25% (75,000) of the shares, and all the shares underlying the warrants issued in the next registration of securities it files, subject to underwriters cut back provisions. These securities were issued pursuant to the exemption from registration provided by Sections 4(2) and section 4(6)of the Act.

2.     The Company issued 50,000 shares of its Common Stock to a law firm in payment of past due accounts payable of $105,793.50. The Company also issued 10,000 shares of common stock for payment for legal services provided in the third quarter of 2005 and an additional 10,000 shares as a prepayment for legal services to be provided in the fourth quarter of 2005. The Company issued the shares pursuant to the exemptions from registration provided by Section 4(2) of the Act.

3.     The Company issued of 34,697 shares of its Common Stock to a law firm in payment of past due accounts payable of $15,613.57. The Company issued the shares pursuant to the exemptions from registration provided by Section 4(2) of the Act.

4.     The Company issued of 50,000 shares of its Common Stock to the Corporations Secretary as payment for services for the period beginning July 1, 2005 and ending December 31, 2005. The Company issued the shares pursuant to the exemptions from registration provided by Section 4(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

NUVIM, INC.

By:	/s/ Richard P. Kundrat
Richard P. Kundrat
Chief Executive Officer
Date: November 9, 2005